Exhibit 11.1

                Rules of Conduct for the Financial and Accounting
                Departments of the Telefonica Group in Argentina

     The purpose of these rules is to establish certain standards of conduct for individuals holding positions of responsibility related to the finances and accounting of the Corporations that compose the Telefonica Group in Argentina. These rules are complementary to the provisions of the Telefonica de Argentina S.A. "Internal Code of Conduct for Securities Markets Issues" and the "Rules on the Disclosure of Information to the Markets" as well as any other rules of similar content existing in any Corporation of the Telefonica Group in Argentina.

     1. Scope of application

     These Rules of Conduct will apply to the following individuals:

     a) Presidents and General Managers (where applicable) of Telefonica de Argentina S.A., and of each of the Corporations that form part of the Telefonica Group in Argentina; and,

     b) the management personnel of Telefonica de Argentina S.A. and of each of the Corporations that form part of the Telefonica Group in the following departments: Finance (Treasury, Financing, Investor Relations, etc., Accounting or Financial Consolidation) and Management Control (Controller). In this respect, this relationship shall include all employees of each Corporation holding positions within the categories of Corporate Director, Department Director and Manager, as well as any other similar categories assuming responsibilities over the mentioned departments.

     2. Operating Principles

     All individuals subject to the application of these rules must:

     o Act, in performing their duties, with honesty and integrity, avoiding any real or apparent situations of conflict of interests in their personal or professional relationships.

     o Conduct all duties related to their position in compliance with all applicable international, national and local laws, regulations, provisions and rules, and specially those provisions relating to stock markets, and specifically those referring to the use of privileged information and to market manipulation.

          In the event of a conflict of interests, they must at all times act with integrity, honesty and loyalty to the Telefonica Group and its shareholders, regardless of their own or other interests. Likewise, they must also refrain from interfering in or influencing the making of decisions that may affect individuals or entities with whom there is a conflict, and refrain from accessing information classified as confidential which may affect such conflict.

          Without limitation of the foregoing, individuals affected by these rules must likewise comply with the provisions, and specifically with the obligation of reporting events, related to conflicts of interest that are included in other applicable internal rules or regulations, such as the "Internal Code of Conduct for Securities Markets Issues" existing in some of the Group's Corporations, or other rules of similar content.

     o Act, in performing their duties, with due diligence, loyalty and in compliance with all internal control rules, with the purpose of delivering timely, thorough, exact, truthful, accurate and clear information to the markets, while ensuring both investor interests as well as compliance with regulatory requirements in markets where instruments issued by the companies within the Group have listing authorization.

     o Respect the confidentiality of the information they may have access to in performing their duties, except when disclosure thereof is authorized or otherwise legally required. In no event shall such information be used for personal benefit.


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     3. Notification of Conducts Presumed Illegal or Unlawful

     The Telefonica Group ascribes great importance to the compliance with these Rules of Conduct, and will therefore under no circumstances admit any exceptions thereof.

     If any individual affected by these rules should learn of any event that may possibly be construed as a non-compliance of these rules or of the regulations in force, he/she must report this situation to the Corporate Director of Internal Auditing of Telefonica de Argentina S.A., who will keep a file of these reports.

     The Corporate Director of Internal Auditing will forward all reports received to the Audit Committee so that this Committee may determine the measures to be adopted in each case.

     4. Validity

     These Rules of Conduct shall enter into force thirty days after their approval.